United States

Securities And Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2005

Home Federal Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On November 22, 2005, the Board of Directors of HomeFederal Bank (the “Bank”), a subsidiary of Home Federal Bancorp (the “Registrant”) considered and approved Home Federal Bank Director Deferred Fee Agreements (the “Director Deferred Fee Agreements”) with its directors Harold Force, John Beatty and David Laitinen. These agreements replace the Home Federal Bank Directors Deferred Compensation Plans for those directors effective January 1, 2006. The Director Deferred Fee Agreements convert the prior plans to defined contribution plans with account balances that accrue interest at a specified rate pending payment, eliminate a disability benefit and certain other benefits provided for in the prior plans and make other changes to clarify the plan document.

Under the new Director Deferred Fee Agreements, the balance of the deferred fees and interest for each director under the prior agreements as of January 1, 2006 will be rolled over to the new Director Deferred Fee Agreements and will accrue interest at the annual rate prescribed in the plan which may not be less than 8% or more than 12%, and which is an interest rate which is lower than that which was being used for accruals under the replaced Deferred Compensation Plans. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be payable after the director attains age 60.  Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the directors fees he had previously deferred, without any interest credited therein.

Copies of the Director Deferred Fee Agreement for Harold Force, John Beatty and David Laitinen are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

On November 22, 2005, the Board of Directors of the Bank ratified a supplemental retirement agreement between the Bank and Mark T. Gorski, effective July 1, 2005. Under this agreement, Mr. Gorski is provided with supplemental retirement benefits after he terminates his employment for any reason (including disability), unless such termination is for cause, provided that in no event will such retirement benefits commence before the employee has reached age 50. If Mr. Gorski’s employment is terminated for cause, all benefits under this agreement are forfeited. The annual benefit to which Mr. Gorski would be entitled under this agreement if his employment terminates at age 65 is $50,000 payable each year over a 15-year period. Benefits are also payable upon separation from service following a change of control of the Bank and upon the death of Mr. Gorski. If any benefits under the Agreement are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code of 1986, as amended, such payments shall be reduced or deferred so that the Bank will not lose a tax deduction for such payments under those rules. Mr. Gorski will forfeit any non-distributed benefits payable under the agreement if he violates certain non-compete and confidentiality restrictions in the agreement provided that the non-compete restrictions will not be enforceable following a change in control of the Bank. A copy of this agreement with Mr. Gorski is attached hereto as Exhibit 10.4 and incorporated by reference herein.

On November 22, 2005, the Board of Directors of the Bank approved a Supplemental Executive Retirement Agreement with Elaine Pollert. This agreement is in addition to and not in substitution for another such agreement to which Elaine Pollert is a party previously disclosed by the Registrant. Under the new agreement which is effective July 1, 2005, Ms. Pollert will receive upon separation of service for any reason other than death an annual payment of $5,336 per year payable over a 15-year period. In no event will such payments commence before Ms. Pollert reaches age 50. Similar benefits are payable to Ms. Pollert’s beneficiary(s) upon her death. If her employment is terminated for cause all benefits payable under this agreement will be forfeited. A copy of the Supplemental Executive Retirement Agreement with Ms. Pollert is attached hereto as Exhibit 10.5 and incorporated by reference herein.

The benefits under the agreements described above are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
10.1	Home Federal Bank Director Deferred Fee Agreement with Harold Force
10.2	Home Federal Bank Director Deferred Fee Agreement with John Beatty
10.3	Home Federal Bank Director Deferred Fee Agreement with David Laitinen
10.4	Home Federal Bank Supplemental Executive Retirement Agreement with Mark T. Gorski effective July 1, 2005
10.5	Home Federal Bank Supplemental Executive Retirement Agreement with Elaine Pollert effective July 1, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:	November 22, 2005	Home Federal Bancorp

		By:	/s/ Mark T. Gorski
Mark T. Gorski
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Home Federal Bank Director Deferred Fee Agreement with Harold Force
10.2	Home Federal Bank Director Deferred Fee Agreement with John Beatty
10.3	Home Federal Bank Director Deferred Fee Agreement with David Laitinen
10.4	Home Federal Bank Supplemental Executive Retirement Agreement with Mark T. Gorski effective July 1, 2005
10.5	Home Federal Bank Supplemental Executive Retirement Agreement with Elaine Pollert effective July 1, 2005